Exhibit 10.1
June 9, 2011
Ms. Kimberly Till
Re:      Separation from Employment
Dear Kimberly:
This letter agreement (the “Agreement and Release”) between you and Harris Interactive Inc., a Delaware corporation (the “Company”), confirms our understanding and agreement with respect to the termination of your employment with the Company as follows:
1. Termination. You acknowledge that your employment as President and Chief Executive Officer of the Company terminated by mutual agreement, effective June 7, 2011 (hereinafter, the “Separation Date”). You hereby tender your resignation from all Boards of the Company and any subsidiaries, effective immediately. You agree that hereafter, you will not represent yourself to be associated in any capacity with the Company or the Releasees (as defined below). You further agree to cooperate and execute administrative documents necessary to effectuate such termination.
2. Compensation. Regardless of whether you sign this Agreement and Release, your total and final compensation, payments and benefits from the Company shall be as follows (subject to applicable deductions and withholdings):
     a. Accrued Base Obligations (as defined in your Employment Agreement);
     b. Indemnification (as defined in your Employment Agreement, but expressly not including attorneys’ fees incurred in connection with this Agreement and Release);
     c. Your medical insurance benefits will remain in effect through the Separation Date. Thereafter, you will be eligible to participate in COBRA for medical insurance for a period of up to eighteen (18) months, provided that you remain eligible for such coverage pursuant to COBRA. You will be provided with documentation necessary in order to apply for such continued COBRA coverage. You will be responsible for all COBRA premium payments, except as otherwise stated herein.
     d. Upon the Separation Date, you will cease to actively participate in all other benefit plans and programs, including, but not limited to, the Company’s 401(k) plan and any entitlements thereunder will be governed by the terms of such plans and programs. You agree that any amounts payable under this Paragraph 2 will not be taken into account in determining any such entitlements;
     e. You will be paid your accrued and unused vacation time of 58.45 hours in a lump sum.

Ms. Kimberly Till
June 9, 2011

     f. You will be reimbursed for approved and authorized out-of-pocket travel and business expenses incurred through your Separation Date, as soon as practicable thereafter.
3. Consideration. You will be entitled to the following payments and benefits (subject to applicable deductions and withholdings), contingent upon your execution and delivery of this Agreement and Release in accordance with the provisions of Paragraph 19 below, and non-revocation of the same:
     a. If this Agreement and Release becomes effective as set forth in Paragraph 19, then the Company will pay you severance in the total amount of Nine Hundred Thousand Dollars ($900,000.00), payable as follows: (i) on the date that is six (6) months after the Effective Date of this Agreement and Release, a payment of One Hundred Twenty Thousand ($120,000); and (ii) commencing in January 2012, nineteen (19) equal monthly installments of Forty Thousand Dollars ($40,000.00); and (iii) in August 2013, a single final installment of Twenty Thousand Dollars ($20,000.00). Payments shall be transferred to you through direct deposit by the last day of each month. In the event that all of the assets of the Company are sold in a cash transaction, any remaining payments under this Paragraph 3(a) shall become due within sixty (60) days of the closing date of the sale.
     b. On the date that is six (6) months after the Effective Date of this Agreement and Release, the Company will pay you the equivalent of twelve (12) months of the Company’s share of health and medical premiums at your active employee rate.
4. No Other Compensation. You understand and agree that the compensation, payments and benefits provided for in Paragraph 3 of this Agreement and Release are in excess of those to which you may be entitled from the Company or the Releasees, and you expressly acknowledge and agree that you are not entitled to any additional compensation, payment or benefit from the Company or the Releasees, including, but not limited to, any compensation, payment or benefit under any Company severance plan or policy.
5. Waiver and Release By You. In exchange for the compensation, payments, benefits and other consideration provided to you pursuant to this Agreement and Release, you agree as follows:
     a. To the fullest extent permitted by law you hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, WAIVE AND FOREVER DISCHARGE the Company and the Releasees from any and all legally waiveable agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, which you, your heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising or occurring at any time on or prior to the date you execute this Agreement and Release, including, without limitation, any and all claims arising out of or relating to your employment, compensation and benefits with the Company and/or the termination thereof, and any and all contract claims, benefit claims, tort claims, fraud claims, claims under any employment agreement (and any predecessor agreement), commissions claims, defamation claims, disparagement claims, or other personal injury claims, claims related to any bonus compensation,

Ms. Kimberly Till
June 9, 2011

claims for accrued vacation pay, claims for wrongful discharge of any type, including but not limited to, in violation of public policy, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys’ fees with respect thereto, except that the Company’s obligations under this Agreement and Release shall continue in full force and effect in accordance with its terms. THIS RELEASE AND WAIVER INCLUDES, WITHOUT LIMITATION, ANY AND ALL RIGHTS AND CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE CIVIL RIGHTS ACT OF 1991, THE CIVIL RIGHTS ACT OF 1866 (42 U.S.C. § 1981), THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, AS AMENDED, THE AMERICANS WITH DISABILITIES ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE SARBANES-OXLEY ACT OF 2002, THE NEW YORK STATE HUMAN RIGHTS LAW AND THE NEW YORK LABOR LAW; and all other federal, state or local fair employment practices statutes, ordinances, regulations or constitutional provisions; provided, however, that this waiver and release shall not prohibit you from enforcing your rights under this Agreement and Release.
     b. To the fullest extent permitted by law, you represent and affirm that: (i) you have not filed or caused to be filed on your behalf any claim for relief against the Company before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency, and, to the best of your knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company on your behalf, whether in your name or on your behalf as part of a class, collective or representative action; and (ii) you have not reported any purported improper, unethical or illegal conduct or activities to any supervisor, manager, department head, Human Resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the Company’s Ethics Committee, and have no knowledge of any such improper, unethical or illegal conduct or activities.
     c. For the purpose of implementing a full and complete release and discharge of claims, you expressly acknowledge that this Agreement and Release is intended to include in its effect, without limitation, all the claims described in the preceding Paragraph 5(a), whether known or unknown, apparent or concealed, and that this Agreement and Release contemplates the extinction of all such claims, including claims for attorney’s fees. You expressly waive any right to assert after the execution of this Agreement and Release that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this Agreement and Release; and
     d. For purposes of this Agreement and Release, the terms “the Company and the Releasees” and “the Company or the Releasees”, include Harris Interactive Inc., and any past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their and the Company’s past, present and future officers, directors, shareholders, representatives, employees, agents and attorneys, in their official and individual capacities as aforesaid, and this Agreement and Release shall inure to the benefit of and be enforceable by all such entities and individuals and their successors and assigns.

Ms. Kimberly Till
June 9, 2011

     e. You release all claims for events or omissions occurring prior to the date of this Agreement and Release, except that nothing in this Agreement and Release shall be construed to prevent you from filing or participating in a charge of discrimination filed with the Equal Employment Opportunity Commission (“EEOC”). However, by signing this Agreement and Release, you waive the right to recover any monetary damages or attorneys’ fees from the Company in any claim or lawsuit brought by or through the EEOC.
6. Admissions. Nothing contained in this Agreement and Release shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of the Company, Releasees or you.
7. Return of Documents and Property. By no later than 5:00 PM on Friday, June 10, 2011, you will return to the Company’s General Counsel all known equipment, data, material, books, records, documents (whether stored electronically or on computer hard drives or disks), computer disks, credit cards, Company keys, I.D. cards and other property, including, without limitation, stand alone computer, blackberry, network security token, fax machine, printers, telephones, and other electronic devices in your possession, custody, or control which are or were owned and/or leased by the Company in connection with the conduct of the business of the Company (collectively referred to as “Company Property”). You further warrant that you have not retained, or delivered to any person or entity, copies of Company Property or permitted any copies of Company Property to be made by any other person or entity. Notwithstanding the foregoing, the Company acknowledges that you have represented that certain Company documents have been provided to your counsel, Arthur Katz, Esq. The Company agrees that such documents may be retained by Mr. Katz until the day following the Effective Date, at which time the documents shall be delivered to the Company’s General Counsel.
8. Non-Disparagement. You shall not issue, authorize or condone any disparaging comments or statements, to present or former employees of the Company (or of its subsidiaries or affiliates), or to any individual or entity with whom or which the Company or any of its subsidiaries or affiliates has a business relationship, or to others, which could have a material adverse effect on the conduct of the Company’s business or its reputation or the conduct of business or the business or reputation of any of the Company’s current or former parents, subsidiaries, affiliates, officers, directors or employees. Likewise, neither the Company nor its executive officers or directors shall issue, authorize or condone any disparaging comments or statements about you that could have a material adverse effect upon your reputation. Nothing herein shall prevent you or the Company from making such disclosures as may be required by law.
9. Non-Competition, Non-Solicitation and Confidentiality. You agree that the provisions of Section 5 (including subsections 5.1, 5.2, 5.3 and 5.4) of your Employment Agreement shall remain in full force and effect to the full extent set forth in said provisions and you further agree and acknowledge that the amounts set forth in Paragraph 3 of this Agreement and Release constitute separate and additional consideration for the continued application of Section 5.
10. Permitted Disclosure.

Ms. Kimberly Till
June 9, 2011

     a. Nothing in this Agreement shall prohibit or restrict you from: (i) making any disclosure of information required by law or legal process; (ii) providing information to, or testifying or otherwise participating in or assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of Sarbanes-Oxley Act or any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.
     b. To the extent permitted by law, you agree to give the Company timely and prompt written notice (in the manner provided for herein) of the receipt of any subpoena, court order or other legal process compelling the disclosure of any information and/or documents described so as to allow the Company reasonable opportunity to take such action as may be necessary in order to protect such information and/or documents from disclosure.
11. Cooperation. You agree to reasonably cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge as a result of your employment by the Company. Pre-approved expenses incurred in connection with such cooperation shall be reimbursed by the Company.
12. Modifications. This Agreement and Release may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement and Release, nor any future representation, promise or condition in connection with the subject matter of this Agreement and Release, shall be binding upon any party hereto unless made in writing and signed by such party.
13. Governing Law. This Agreement and Release shall be subject to and governed by and interpreted in accordance with the laws of the State of Delaware without regard to conflicts of law principles.
14. Assignment. This Agreement and Release shall be binding upon you and your executors, administrators, heirs and legal representatives. The Company may, at its sole discretion, assign any rights, obligations or benefits it has under this Agreement and Release. You may not sell or otherwise assign any rights, obligations or benefits under this Agreement and Release, and any attempt to do so shall be void.
15. Entire Agreement. This Agreement and Release contains the entire agreement between the parties and supersedes and terminates any and all previous agreements between them, whether written or oral except as specifically set forth herein.
16. Specific Enforcement. The parties agree that this Agreement and Release may be specifically enforced in court and may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement and Release. In the event any action, suit or other proceeding is brought to interpret, enforce or obtain relief from a breach of this Agreement and Release, the prevailing party shall recover all such party’s costs, expenses and attorneys’

Ms. Kimberly Till
June 9, 2011

fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.
17. Notices. All notices in connection with or provided for under this Agreement and Release shall be validly given or made only if made in writing and delivered personally, or mailed by documented overnight mail or registered or certified mail, return receipt requested, postage prepaid, to the party entitled or required to receive the same, as follows:
          If to Executive, addressed to:
Kimberly Till
          If to the Company, addressed to:
Harris Interactive Inc.
161 Sixth Avenue
New York, NY 10013
Attention: General Counsel
or at such other address as either party may designate to the other by notice similarly given. Notice shall be deemed to have been given upon receipt in the case of personal delivery and upon the date of receipt indicated on the return receipt in the case of mail.
18. Severability. If, at any time after the Effective Date (as defined below) of this Agreement, any provision of this Agreement shall be held by any court or other forum of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.
19. Acknowledgment. By signing this Agreement and Release, you certify that you have read the terms of this Agreement and Release, and that your execution of this Agreement and Release shall indicate that this Agreement and Release conforms to your understanding and is acceptable to you as a final agreement. You further acknowledge and agree that, pursuant to Paragraph 5 above, by signing this Agreement and Release, you waive and release any and all claims you may have or have had against the Company and the Releasees, including, without limitation, claims under the Age Discrimination in Employment Act. You further acknowledge and agree that you have been advised of the opportunity to consult with counsel of your choice and that you have been given a reasonable and sufficient period of time of not less than twenty-one (21) days in which to consider and return this Agreement and Release. You further acknowledge and agree that upon your execution and return of this Agreement and Release, you will be permitted to revoke the Agreement and Release at any time during a period of seven (7) calendar days following your execution hereof. To be effective, the revocation must be in writing and must be hand-delivered or telecopied to the Company within the seven (7) day period. This Agreement and Release will not be effective until the seven (7) day period has expired without revocation (the “Effective Date”). If the Agreement and Release is not executed and returned on or before June 30, 2011, or if this Agreement and Release is executed and then revoked within the aforementioned seven (7) day period, this Agreement and Release will be of

Ms. Kimberly Till
June 9, 2011

no further force or effect, and neither you nor the Company will have any rights or obligations hereunder.
20. Effect of Revocation. In the event that you choose to revoke your acceptance of this Agreement and Release pursuant to the procedures set forth in Paragraph 19 above, you acknowledge the following: (i) such revocation shall not alter the fact that your employment has been terminated on the Separation Date pursuant to Paragraph 1 above; and (ii) the Company shall be deemed to have met all procedural requirements set forth in Section 4.2 of your Employment Agreement, effective on the Separation Date, and you hereby waive any objection based in whole or in part upon an allegation that the requirements of Section 4.2 have not been met. In the event of revocation, each party retains the right to pursue all remedies otherwise available to them under the Employment Agreement to the same extent as available prior to the execution of this Agreement and Release.
We wish you the best in all your future endeavors.
Sincerely yours,
Harris Interactive Inc.

By:	/s/ Howard L. Shecter Howard L. Shecter
Chairman of the Board of Directors
Agreed and Accepted:

/s/ Kimberly Till Kimberly Till	Date: 6/9/11